Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in registration statements of The Alpine Group Inc., No. 333-60073, 333-00301, 33-30246, 33-53434, 33-81996, 33-63819 on Form S-3 and No. 333-16703, 33-62544, and 333-60071 on Form S-8, of our report dated March 28, 2006 appearing in this Annual Report on Form 10-K of The Alpine Group, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Indianapolis, IN
March 31, 2006